Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS FIRST QUARTER FINANCIAL RESULTS AND REINSTATES QUARTERLY CASH DIVIDEND

PROVO, Utah, May 7, 2012 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), including its subsidiary Synergy Worldwide, Inc., a leading natural health and wellness company engaged in the manufacture and direct selling of nutritional and personal care products, today reported its consolidated financial results for the first quarter ended March 31, 2012, and reinstated a quarterly cash dividend.

Reinstatement of Quarterly Cash Dividend:

The Company’s Board of Directors authorized a regular quarterly cash dividend of $0.05 per share, or $0.20 per share on an annual basis, payable on May 29, 2012 to shareholders of record as of the close of business on May 18, 2012.  The Company suspended its dividend to shareholders on August 10, 2009, having previously paid a dividend every quarter since 1988.  Michael Dean, Chief Executive Officer, stated: “We are pleased with the stability of our revenue, the improvement in our cash flow and the restoration of our strong balance sheet.  These factors, combined with our growth prospects, have positioned us to reinstate the dividend to our shareholders on the occasion of Nature’s Sunshine’s 40th anniversary.”

For the First Quarter of 2012:

•                  Net sales were $92.9 million, compared with $92.8 million in the same quarter a year ago.

•                  As of March 31, 2012, active Managers worldwide were 29,800, a decrease of 1.7 percent from March 31, 2011, while active Distributors and customers worldwide were 675,400, a decrease of 3.0 percent from the end of the quarter a year ago.

•                  Operating income was $9.2 million, compared with $7.6 million in the same quarter a year ago, an increase of 20.4 percent.

•                  Adjusted EBITDA, defined here as net income before taxes, depreciation and amortization, and other income, adjusted to exclude share-based compensation expense, was $10.9 million, compared with $8.8 million in the same quarter a year ago, an increase of 24.3 percent.

•                  Net income was $7.2 million, compared with $6.6 million in the same quarter a year ago, an increase of 9.2 percent.

•                  Basic and diluted net income per share was $0.46 compared to $0.43 for the same quarter a year ago.

•                  As of March 31, 2012, shareholders’ equity was $95.8 million, compared to $87.4 million on December 31, 2011, an increase of 9.6 percent.

NSP United States Results for the First Quarter:

•                  Net sales were $34.8 million, compared with $35.6 million in the same quarter a year ago, a decrease of 2.3 percent. Active Managers within NSP United States totaled approximately 6,300 and 6,500 at March 31, 2012 and 2011, respectively. Active Distributors and customers within NSP United States totaled approximately 195,300 and 205,000 at March 31, 2012 and 2011, respectively. Managers and Distributors within NSP United States are predominantly practitioners of nutritional supplement therapies and retailers or consumers of our products. The number of active Managers, Distributors and customers decreased due to lower retention, partially offset by a modest improvement in recruiting, in a business environment that continues to be challenging.

•                  Operating income was $2.9 million, compared with $3.8 million in the same quarter a year ago, a decrease of 22.1 percent. The decrease was due to modestly lower sales and increases in our selling, general and administrative expenses related to promotional incentive trip expenses and stock-based compensation expense.

NSP International Results for the First Quarter:

•                  Net sales were $34.7 million, compared with $36.5 million in the same quarter a year ago, a decrease of 5.1 percent. In local currencies, net sales decreased by 4.2 percent. Active Managers within NSP International totaled approximately 20,500 and 21,200 at March 31, 2012 and 2011, respectively. Active Distributors and customers within NSP International totaled approximately 382,900 and 409,800 at March 31, 2012 and 2011, respectively. Managers and Distributors within NSP International are predominantly practitioners of nutritional supplement therapies and retailers or consumers of our products, with the exception of our Russian markets, which are more network marketing oriented. The number of active Managers, Distributors and customers decreased in NSP International (excluding our Russian markets which increased by 2.3%) due to lower retention, partially offset by a modest improvement in recruiting, in a business environment that continues to be challenging. Sales also decreased due to the significant weakening of the Belarusian ruble in Belarus, the adverse effect of collecting additional value-added taxes from our Distributor and customer base in Mexico and product restrictions in Peru.

•                  Operating income was $4.6 million, compared with operating income of $2.1 million in the same quarter a year ago, an increase of 123.8 percent. This increase was the result of lower royalty costs and professional fees due to the termination of the Company’s contract with NutriPlus LLC and the impact of current year value-added tax reserve reductions.

Synergy Worldwide Results for the First Quarter:

•                  Net sales were $23.3 million, compared with $20.7 million in the same quarter a year ago, an increase of 13.0 percent. In local currencies, net sales increased 15.5 percent. Active Managers within Synergy Worldwide totaled approximately 3,000 and 2,600 at March 31, 2012 and 2011, respectively. Active Distributors and customers within Synergy Worldwide totaled approximately 97,200 and 81,600 at March 31, 2012 and 2011, respectively. Synergy Worldwide is more network-marketing oriented, and the increase in net sales was primarily due to strong recruiting and retention of Managers and Distributors in our Korean and European markets.

•                  Operating income was $1.7 million, compared with $1.8 million for the same quarter in the prior year, a decrease of 8.8 percent. This decrease was primarily due to unusually high product returns during the quarter related to a specific promotion which contributed significantly to reduced net sales revenue in Japan.  The products returns were not related to product quality.

Effective Income-tax Rate

The effective income tax rate for the quarter was 20.3 percent compared with 16.0 percent in the same quarter a year ago.  The current quarter’s effective tax rate was below the U.S. federal statutory tax rate of 35.0 percent, and was primarily attributed to foreign deductible items, a decrease in tax liabilities associated with uncertain tax positions due to the expiration of the statute of limitations in various foreign jurisdictions and a valuation allowance release related to the utilization of foreign tax credits. The effective income tax rate of 16.0 percent for the same quarter a year ago was primarily attributed to net decreases in tax liabilities associated with uncertain tax positions due to the expiration of the statute of limitations in various foreign jurisdictions.

Non-GAAP Financial Measures

The Company has included information concerning adjusted EBITDA because management utilizes this information in the evaluation of its operations and believes that this measure is a useful indicator of the Company’s ability to fund its business.  Adjusted EBITDA has not been prepared in accordance with generally accepted accounting principles (GAAP).  This non-GAAP financial measure should not be considered as an alternative to, or more meaningful than, net income as an indicator of the Company’s operating performance.  Moreover, this non-GAAP financial measure, as presented by the Company, may not be comparable to similarly titled measures reported by other companies.  The Company has included a reconciliation of adjusted EBITDA to reported earnings under GAAP in the attached financial tables.

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ:NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products through a global direct sales force of over 600,000 independent distributors in more than 40 countries.  Nature’s Sunshine manufactures its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. The Company has two reportable business segments that operate under the Nature’s Sunshine Products brand and are divided based on their geographic operations in the United States (NSP United States) and in countries outside the United States (NSP International), as well as a third reportable business segment operates under the Synergy Worldwide brand. The Company also supports health and wellness for children around the world through its partnership with the Little Heroes Foundation.  Additional information about the Company can be obtained at its website, www.natr.com.

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements. Nature’s Sunshine may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Nature’s Sunshine’s beliefs, expectations, hopes, or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely,” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. Nature’s Sunshine assumes no obligation to update any forward-looking statement.  Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: further  reviews  of the Company’s financial statements by the Company and its Audit Committee; modification of the Company’s accounting practices; foreign business risks; industry cyclicality; fluctuations in customer demand and order pattern; changes in pricing and general economic conditions; as well as other risks detailed in the Company’s previous filings with the SEC.

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$61,342	$58,969
Accounts receivable, net of allowance for doubtful accounts of $630 and $647, respectively	13,149	9,868
Investments available for sale	2,392	5,677
Inventories	41,468	41,611
Deferred income tax assets	4,263	4,395
Prepaid expenses and other	5,566	4,583
Total current assets	128,180	125,103

Property, plant and equipment, net	25,076	25,137
Investment securities	1,444	1,429
Intangible assets, net	1,114	1,151
Deferred income tax assets	16,259	16,576
Other assets	5,809	6,415
	$177,882	$175,811

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,745	$5,980
Accrued volume incentives	21,470	19,326
Accrued liabilities	25,222	27,938
Deferred revenue	3,535	2,603
Current installments of long-term debt	3,308	3,296
Income taxes payable	5,706	8,655
Total current liabilities	63,986	67,798

Liability related to unrecognized tax benefits	9,165	10,426
Long-term debt	5,066	5,894
Deferred compensation payable	1,444	1,429
Other liabilities	2,428	2,826
Total long-term liabilities	18,103	20,575

Shareholders’ equity:
Common stock, no par value; 50,000 shares authorized, 15,602 and 15,569 shares issued and outstanding as of March 31, 2012 and December 31, 2011, respectively	72,602	71,628
Retained earnings	33,107	25,879
Accumulated other comprehensive loss	(9,916)	(10,069)
Total shareholders’ equity	95,793	87,438
	$177,882	$175,811

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (Amounts in thousands, except per share information)

	Three Months Ended March 31,
	2012	2011

Net sales revenue (net of the rebate portion of volume incentives of $11,591 and $11,582, respectively)	$92,868	$92,844
Cost and expenses:
Cost of goods sold	18,360	18,552
Volume incentives	33,581	34,298
Selling, general and administrative	31,753	32,373
	83,694	85,223
Operating income	9,174	7,621
Other income (loss), net	(110)	265
Income before provision for income taxes	9,064	7,886
Provision for income taxes	1,836	1,264
Net income	$7,228	$6,622

Basic and diluted net income per common share

Basic:
Net income per common share	$0.46	$0.43

Diluted:
Net income per common share	$0.46	$0.43

Weighted average basic common shares outstanding	15,578	15,533

Weighted average diluted common shares outstanding	15,846	15,561

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Three Months Ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,228	$6,622
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	5	(61)
Depreciation and amortization	1,084	1,054
Share-based compensation expense	636	88
Loss on sale of property and equipment	13	—
Deferred income taxes	449	22
Amortization of bond discount	3	5
Purchase of trading investment securities	(19)	(20)
Proceeds from sale of trading investment securities	92	107
Realized and unrealized gains on investments	(42)	(72)
Foreign exchange losses	553	589
Changes in assets and liabilities:
Accounts receivable	(3,279)	(4,660)
Inventories	281	713
Prepaid expenses and other current assets	(884)	(733)
Other assets	578	(152)
Accounts payable	(1,250)	(298)
Accrued volume incentives	2,038	3,340
Accrued liabilities	(3,597)	530
Deferred revenue	933	(245)
Income taxes payable	(2,988)	1,231
Liability related to unrecognized tax benefits	(1,261)	(799)
Deferred compensation payable	15	(8)
Net cash provided by operating activities	588	7,253
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(917)	(209)
Proceeds from sale of property, plant and equipment	15	—
Proceeds from sale of investments available for sale	3,499	686
Purchase of investments available for sale	(217)	—
Net cash provided by investing activities	2,380	477
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of long-term debt	(816)	—
Proceeds from the exercise of stock options	337	—
Net cash used in financing activities	(479)	—
Effect of exchange rates on cash and cash equivalents	(116)	84
Net increase in cash and cash equivalents	2,373	7,814
Cash and cash equivalents at the beginning of the period	58,969	47,604
Cash and cash equivalents at end of the period	$61,342	$55,418
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$6,327	$650
Cash paid for interest	33	—

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Amounts in thousands)

	Three Months Ended March 31,
	2012	2011

Net income	$7,228	$6,622
Adjustments:
Depreciation and amortization	1,084	1,054
Share-based compensation expense	636	88
Other (income) loss, net*	110	(265)
Taxes	1,836	1,264
Adjusted EBITDA	$10,894	$8,763

* Other income, net is primarily comprised of foreign exchange gains (losses), interest income, and interest expense.

Contact:

Stephen M. Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

Provo, Utah 84606

(801) 342-4370